Exhibit 4.13

BYND CANNASOFT ENTERPRISES INC.

STOCK OPTION PLAN

1.	The Plan

A stock option plan (the “Plan”), pursuant to which options to purchase common shares, or such other shares as may be substituted therefor (“Shares”), in the capital of BYND Cannasoft Enterprises Inc. (the “Corporation”) may be granted to the directors, officers and employees of the Corporation and to consultants retained by the Corporation, is hereby established on the terms and conditions set forth herein.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging the directors, officers and employees of the Corporation or any of its subsidiaries and consultants retained by the Corporation or any of its subsidiaries to acquire Shares, thereby: (i) increasing the proprietary interests of such persons in the Corporation; (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally; (iii) encouraging such persons to remain associated with the Corporation or any of its subsidiaries and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation or any of its subsidiaries.

3.	Administration

(a)	This Plan shall be administered by the board of directors of the Corporation (the “Board”).

(b)	Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Options (as defined in paragraph 3(d) below), all on such terms (which may vary between Options granted from time to time) as it shall determine. In addition, the Board shall have the authority to: (i) construe and interpret this Plan and all option agreements entered into hereunder; (ii) prescribe, amend and rescind rules and regulations relating to this Plan and (iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Participants (as hereinafter defined) and on their legal, personal representatives and beneficiaries.

(c)	Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board or to the President or any other officer of the Corporation. Whenever used herein, the term “Board” shall be deemed to include any committee or officer to which the Board has, fully or partially, delegated responsibility and/or authority relating to the Plan or the administration and operation of this Plan pursuant to this Section 3.

(d)	Options to purchase the Shares granted hereunder (“Options”) shall be evidenced by (i) an agreement that may vary between Participants (as hereinafter defined), signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve, or (ii) a written notice or other instrument, signed by the Corporation, setting forth the material attributes of the Options.

(e)	Notwithstanding the foregoing, the additional provisions set forth in Appendix “A” attached hereto entitled “Provisions Applicable to Residents of Israel” shall apply to those Participants (as hereinafter defined) who are resident in the State of Israel (Participants who are residents of Israel are referred to herein as “Israeli Participants”).

4.	Shares Subject to Plan

(a)	Subject to Section 15 below, the securities that may be acquired by Participants (as defined in paragraph 6(a) below) upon the exercise of Options shall be deemed to be fully authorized and issued Shares of the Corporation. Whenever used herein, the term “Shares” shall be deemed to include any other securities that may be acquired by a Participant upon the exercise of an Option the terms of which have been modified in accordance with Section 15 below.

(b)	The aggregate number of Shares reserved for issuance under this Plan, or any other plan of the Corporation, shall not, at the time of the stock option grant, exceed ten percent (10%) of the total number of issued and outstanding Shares (calculated on a non-diluted basis) unless the Corporation receives the permission of the stock exchange or exchanges on which the Shares are then listed to exceed such threshold.

(c)	If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, any un-purchased Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

5.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the Corporation’s obligations under all outstanding Options granted pursuant to this Plan.

6.	Eligibility and Participation

(a)	The Board may, in its discretion, select any of the following persons to participate in this Plan:

(i)	directors of the Corporation or any of its subsidiaries (or, in the case of an Israeli Participant, their trustees);

(ii)	officers of the Corporation or any of its subsidiaries (or, in the case of an Israeli Participant, their trustees);

(iii)	employees of the Corporation or any of its subsidiaries (or, in the case of an Israeli Participant, their trustees); and

(iv)	consultants retained by the Corporation or any of its subsidiaries (or, in the case of an Israeli Participant, their trustees), provided such consultants have performed and/or continue to perform services for the Corporation or any of its subsidiaries on an ongoing basis or are expected to provide a service of value to the Corporation or any of its subsidiaries;

(any such person having been selected for participation in this Plan by the Board is herein referred to as a “Participant”).

(b)	The Board may from time to time, in its discretion, grant an Option to any Participant, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein, provided that Options granted to any Participant shall be approved by the shareholders of the Corporation if the rules of any stock exchange on which the Shares are listed require such approval.

(c)	The Corporation represents that, for any Options granted to an officer, employee or consultant of the Corporation or any of its subsidiaries, such Participant is a bona fide officer, employee or consultant of the Corporation or of such subsidiary.

7.	Exercise Price

The Board shall, at the time an Option is granted under this Plan, fix the exercise price at which Shares may be acquired upon the exercise of such Option provided that such exercise price shall not be less than that from time to time permitted under the rules of any stock exchange or exchanges on which the Shares are then listed. In addition, the exercise price of an Option must be paid in cash. Disinterested shareholder approval shall be obtained by the Corporation prior to any reduction to the exercise price if the affected Participant is an insider (as defined in the Securities Act (British Colimbia) of the Corporation at the time of the proposed amendment.

8.	Number of Optioned Shares

The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Participant under this Plan or any other plan of the Corporation, shall not exceed five percent of the total number of issued and outstanding Shares (calculated on a non-diluted basis) in any 12 month period unless the Corporation receives the permission of the stock exchange or exchanges on which the Shares are listed to exceed such threshold and provided further that the number of Options granted to any one consultant in a 12 month period shall not exceed 2% of the total number of issued and outstanding Shares and the aggregate number of Options granted to persons employed to provide investor relations activities shall not exceed 2% of the total number of issued and outstanding Shares in any 12 month period. The Corporation shall obtain disinterested shareholder approval for grants of Options to insiders (as defined in the Securities Act (British Columbia)), of a number of Options exceeding 10% of the issued Shares, within any 12 month period.

9.	Term

The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time that the Option is granted, subject to any vesting limitations which may be imposed by the Board in its sole unfettered discretion at the time that such Option is granted and Sections 11, 12, and 16 provided that:

(a)	no Option shall be exercisable for a period exceeding ten (10) years from the date that the Option is granted;

(b)	no Option in respect of which shareholder approval is required under the rules of any stock exchange or exchanges on which the Shares are then listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation;

(c)	the Board may, subject to the receipt of any necessary regulatory approvals, in its sole discretion, accelerate the time at which any Option may be exercised, in whole or in part; and

(d)	any Options granted to any Participant must expire within 90 days after the Participant ceases to be a Participant, and within 30 days for any Participant engaged in investor relation activities after such Participant ceases to be employed to provide investor relation activities.

10.	Method of Exercise of Option

(a)	Except as set forth in Sections 11 and 12 below or as otherwise determined by the Board, no Option may be exercised unless the holder of such Option is, at the time the Option is exercised, a director, officer, employee or consultant of the Corporation or any of its subsidiaries or, in the case of an Israeli Participant, a trustee of an Israeli Participant who is, at the time the Option is exercised, a director, officer, employee or consultant of the Corporation or any of its subsidiaries;

(b)	Options that are otherwise exercisable in accordance with the terms thereof may be exercised in whole or in part from time to time;

(c)	Any Participant (or his legal, personal representative) wishing to exercise an Option shall deliver to the Corporation, at its principal office in the City of Vancouver, British Columbia:

(i)	a written notice expressing the intention of such Participant (or his legal, personal representative) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised; and

(ii)	a cash payment, certified cheque or bank draft, representing the full purchase price of the Shares in respect of which the Option is exercised.

(d)	Upon the exercise of an Option as aforesaid, the Corporation shall use reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares in respect of which the Option has been duly exercised.

11.	Ceasing to be a Director, Officer, Employee or Consultant

If any Participant shall cease to hold the position or positions of director, officer, employee or consultant of the Corporation or any of its subsidiaries (as the case may be) for any reason other than death, his Option will terminate at 4:00 p.m. (Toronto time) on the earlier of the date of the expiration of the Option Period and 60 days after the date such Participant ceases to hold the position or positions of director, officer, employee or consultant of the Corporation or any of its subsidiaries as the case may be, and ceases to actively perform services for the Corporation or any of its subsidiaries. An Option granted to a Participant who performs investor relations services on behalf of the Corporation or any of its subsidiaries shall terminate on the date of termination of the employment or cessation of services being provided and shall be subject to Exchange policies and procedures for the termination of Options for investor relations services. For greater certainty, the termination of any Options held by the Participant, and the period during which the Participant may exercise any Options, shall be without regard to any notice period arising from the Participant’s ceasing to hold the position or positions of director, officer, employee or consultant of the Corporation or any of its subsidiaries (as the case may be).

Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall: (i) confer upon such Participant any right to continue as a director, officer, employee or consultant of the Corporation or any of its subsidiaries, as the case may be; or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or consultant of the Corporation or any of its subsidiaries, as the case may be.

With regard to Options held by a trustee of an Israeli Participant, this Section will apply to the Israeli Participants.

12.	Death of a Participant

In the event of the death of a Participant, any Option previously granted to him shall be exercisable until the end of the Option Period or until the expiration of 12 months after the date of death of such Participant, whichever is earlier, and then, in the event of death, only:

(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or applicable law; and

(b)	to the extent that he was entitled to exercise the Option as at the date of his death.

With regard to Options held by a trustee of an Israeli Participant, this Section will apply to the Israeli Participants.

13.	Rights of Participants

No person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until such Shares have been paid for in full and issued to such person.

14.	Proceeds from Exercise of Options

The proceeds from any sale of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

15.	Adjustments

(a)	The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares of the Corporation, and in any such event a corresponding adjustment shall be made to the number of Shares deliverable upon the exercise of any Option granted prior to such event without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share that may be acquired upon the exercise of the Option. In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Options outstanding under this Plan and to prevent any dilution or enlargement of the same.

(b)	Adjustments under this Section 15 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be issued upon the exercise of an Option following the making of any such adjustment.

16.	Change of Control

Notwithstanding the provisions of section 11 or any vesting restrictions otherwise applicable to the relevant Options, in the event of a sale by the Corporation of all or substantially all of its assets or in the event of a change of control of the Corporation, each Participant shall be entitled to exercise, in whole or in part, the Options granted to such Participant hereunder, either during the term of the Option or within 90 days after the date of the sale or change of control, whichever first occurs.

For the purpose of this Plan, “change of control of the Corporation” means and shall be deemed to have occurred upon:

(a)	the acceptance by the holders of Shares of the Corporation, representing in the aggregate, more than 50 percent of all issued Shares of the Corporation, of any offer, whether by way of a takeover bid or otherwise, for all or any of the outstanding Shares of the Corporation; or

(b)	the acquisition, by whatever means, by a person (or two or more persons who, in such acquisition, have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Shares acquired), directly or indirectly, of beneficial ownership of such number of Shares or rights to Shares of the Corporation, which together with such person’s then owned Shares and rights to Shares, if any, represent (assuming the full exercise of such rights to voting securities) more than fifty percent (50%) of the combined voting rights of the Corporation’s then outstanding Shares; or

(c)	the entering into of any agreement by the Corporation to merge, consolidate, amalgamate, initiate an arrangement or be absorbed by or into another corporation; or

(d)	the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets or wind-up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and where the shareholdings remain substantially the same following the re-arrangement); or

(e)	individuals who were members of the Board of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or an item of business relating to the election of directors, not constituting a majority of the Board following such election.

17.	Transferability

All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of this Plan shall be non-transferrable and non-assignable unless specifically provided herein. However, a trustee of an Israeli Participant may transfer such benefits, rights and Options to the Israeli Participant for whom it is acting as trustee.

During the lifetime of a Participant, any Options granted hereunder may only be exercised by the Participant and in the event of the death of a Participant, by the person or persons to whom the Participant’s rights under the Option pass by the Participant’s will or applicable law. With regard to Options held by a trustee of an Israeli Participant, the preceding sentence with apply to the Israeli Participant for whom the trustee holds the Options.

18.	Amendment and Termination of Plan

The Board may, at any time, suspend or terminate this Plan. The Board may also, at any time, amend or revise the terms of this Plan, subject to the receipt of all necessary regulatory approvals, provided that no such amendment or revision shall alter the terms of any Options theretofore granted under this Plan.

19.	Necessary Approvals

The obligation of the Corporation to issue and deliver Shares in accordance with this Plan and Options granted hereunder is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If Shares cannot be issued to a Participant upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Participant as soon as practicable.

20.	Stock Exchange Rules

This Plan and any option agreements entered into hereunder shall comply with the requirements from time to time of the stock exchange or exchanges on which the Shares are listed.

21.	Right to Issue Other Shares

The Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

22.	Notice

Any notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid or delivered by courier or by facsimile transmission addressed, if to the Corporation, at its principal address in Vancouver, British Columbia (Attention: CFO); or if to a Participant, to such Participant at his address as it appears on the books of the Corporation or in the event of the address of any such Participant not so appearing then to the last known address of such Participant; or if to any other person, to the last known address of such person.

23.	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

24.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of British Columbia, except for Appendix “A”, which will be governed and construed in accordance with the laws of the State of Israel.

DATE OF PLAN: This Stock Option Plan is dated for reference as of March 29, 2021.

APPENDIX “A”

Provisions Applicable to Residents of Israel

1.	Administration

(a)	Without limiting the generality of Section 3 of the Plan, with respect to any Israeli Participants, the Board shall have the full authority, pursuant to the general terms and conditions of the Plan and the provisions of either Section 102 or Section 3(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), in its discretion, from time to time and at any time, to determine:

(i)	with respect to the grant of 102 Options (as defined in Section 2(a)(i) of this Appendix) - whether the Corporation shall elect the “Ordinary Income Route” under Section 102(b)(1) of the Ordinance (the “Ordinary Income Route”) or the “Capital Gains Route” under Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) (each a “Taxation Route”) for the grant of 102 Options, and the identity of the trustee who shall be granted such 102 Options in accordance with the provisions of this Plan and the then prevailing Taxation Route. In the event the Board determines that the Corporation shall elect one of the Taxation Routes for the grant of 102 Options, the Corporation shall be entitled to change such election only following the lapse of one year from the end of the tax year in which 102 Options are first granted under the then prevailing Taxation Route, unless permitted to change such election earlier in accordance with the Ordinance or applicable regulations; and

(ii)	with respect to the grant of 3(9) Options (as defined in Section 2(a)(ii) of this Appendix) - whether or not 3(9) Options (as defined in section 2(a)(ii) of this Appendix) shall be granted to a trustee in accordance with the terms and conditions of this Plan, and the identity of the trustee who shall be granted such 3(9) Options in accordance with the provisions of this Plan.

(b)	Notwithstanding the aforesaid, the Board may, from time to time and at any time, grant 102 Options that will not be subject to a Taxation Route, as detailed in Section 102(c) of the Ordinance (“102(c) Options”).

2.	Grant of Options and Issuance of Shares

Subject to the provisions of the Ordinance and applicable law,

(a)	all grants of Options to Israeli Participants who are employees, directors or officers of the Corporation or any of its subsidiaries, other than to a Controlling Shareholder of the Corporation (i.e., “Baal Shlita”, as such term is defined in the Ordinance), (a “102 Participant”) shall be made only pursuant to the provisions of Section 102 of the Ordinance, the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (“102 Rules”) and any other regulations, rulings, procedures or clarifications promulgated under Section 102 (“102 Options”), or any other section of the Income Tax Ordinance that will be relevant for such issuance in the future, all as they may be amended or superceded from time to time; and

(b)	all grants of Options to Israeli Participants who are consultants, contractors or Controlling Shareholders of the Corporation or any of its subsidiaries shall be made only pursuant to the provisions of Section 3(9) of the Ordinance and the rules and regulations promulgated thereunder (“3(9) Options”), or any other section of the Ordinance that will be relevant for such issuance in the future.

3.	Trust

(a)	In the event Options are granted under the Plan to a trustee designated by the Board in accordance with the provisions of Section 1(a) of this Appendix and, with respect to 102 Options, approved by the Israeli Commissioner of Income Tax (the “Trustee”), the Trustee shall hold each such Option and the Shares issued upon exercise thereof in trust (the “Trust”) for the benefit of the Participant in respect of whom such Option was granted (the “Beneficial Participant”).

(b)	In accordance with Section 102, the tax benefits afforded to 102 Options (and any Shares received upon exercise thereof) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon a Trustee holding such 102 Options for a period of at least (i) one year from when the 102 Options are granted, if the Corporation elects the Ordinary Income Route, or (ii) two years when the 102 Options are granted, if the Corporation elects the Capital Gains Route, or (iii) such other period as shall be determined by the Ordinance and applicable regulations or shall be approved by the Israeli Commissioner of Income Tax (collectively the “Trust Period”).

(c)	With respect to 102 Options granted to the Trustee, the following shall apply:

(i)	A 102 Participant shall not be entitled to receive from the Trustee the Options granted to him or her, exercise such Options, sell the Shares received upon exercise thereof (the “Exercised Shares”) or transfer such Exercised Shares (or such 102 Options) from the Trust prior to the lapse of the Trust Period, unless the Notice of Grant or the Board specify otherwise.

(ii)	Any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”), shall be issued to the Trustee and held until the lapse of the Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

(iii)	Notwithstanding the aforesaid, Options may be received or exercised, Exercised Shares or Rights may be sold or transferred and the Trustee may release such Exercised Shares (or 102 Options) or Rights from Trust, prior to the lapse of the Trust Period, provided that (i) the Board agrees to such release, exercise or sale and (ii) tax is paid or withheld in accordance with Section 102(b)(4) of the Ordinance and Section 7 of the 102 Rules as they may be amended or superseded. The Board may withhold or condition its agreement in its absolute discretion, inter alia, to incentivize a 102 Participant to continue his or her employment until the end of the Trust Period.

(iv)	All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

(v)	All voting rights with respect to Shares held in trust shall be given to the Trustee, who will exercise them only if instructed to do so by the Board and in accordance with such instructions.

(d)	Subject to the terms hereof, at any time after the Trust Period, with respect to any Options or Shares the following shall apply: upon the written request of any Beneficial Participant, the Trustee shall release from the Trust the Options granted, and/or the Shares issued, on behalf of such Beneficial Participant, by executing and delivering to the Corporation such instrument(s) as the Corporation may require, giving due notice of such release to such Beneficial Participant, provided, however, that the Trustee shall not so release any such Options or Shares to such Beneficial Participant unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

4.	Guarantee

In the event a 102(c) Option is granted to a 102 Participant who is an employee at the time of such grant, if the Participant’s employment is terminated, for any reason, and should such option continue to be valid in accordance with this Plan, such 102 Participant shall provide the Corporation with a guarantee or collateral securing the payment of all taxes required to be paid upon the sale of the Exercised Shares received upon exercise of such 102(c) Option.

5.	Dividend

For so long as Shares issued to the Trustee on behalf of a Beneficial Participant are held in the Trust, the dividends paid or distributed with respect thereto shall be remitted to the Trustee for the benefit of such Beneficial Participant or distributed directly to such Beneficial Participant, as shall be solely determined by the Board.